Exhibit 3.1

EXHIBIT “A”

SCHEDULE OF OTHER PROVISIONS

1.

The directors may, between annual meetings of shareholders, appoint one or more additional directors of the Corporation to serve until the next annual meeting of shareholders, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last meeting of the shareholders of the Corporation.

2.	Any meeting of the shareholders of the Corporation may be held in any of the following cities:

St. John’s, Newfoundland

Charlottetown, Prince Edward Island

Halifax, Nova Scotia

Saint John, New Brunswick

Montreal, Quebec

Quebec City, Quebec

Toronto, Ontario

Ottawa, Ontario

Winnipeg, Manitoba

Regina, Saskatchewan

Victoria, British Columbia

Vancouver, British Columbia

Edmonton, Alberta

Calgary, Alberta

or in any other place selected by the directors of the Corporation in accordance with applicable corporate legislation.

3.	For the purpose of these articles:

(a)	a Person is an “associate” of another Person if:

(i)	one is a corporation of which the other is an officer or director;

(ii)	one is a corporation that is controlled by the other or by a group of Persons of which the other is a member;

(iii)	one is a partnership of which the other is a partner;

(iv)	one is a trust of which the other is a trustee or a beneficiary or an associate of either;

(v)	one is a relative, including a spouse, of the other or a relative of the other spouse, if the relative has the same home as the other;

(vi)	both are corporations controlled by the same Person;

(vii)	both are members of a voting trust that relates to voting shares of the Corporation; or

(viii)

both, in the reasonable opinion of the British Columbia Lottery Corporation, are parties to an agreement or arrangement the purpose of which is to require them to act in concert with respect to their interests, direct or indirect, in the Corporation, or they are otherwise acting in concert with respect to those interests;

(b)

“control” means control in any manner that results in control in fact, whether directly through the ownership of securities or indirectly through a trust, an agreement or arrangement, the ownership of any body corporate or otherwise, and, without limiting the generality of the foregoing:

(i)	in the case of the British Columbia Lottery Corporation, a body corporate is controlled by a Person if:

(A)

securities of the body corporate to which are attached more than fifty per cent (50%) of the votes that may be cast to elect directors of the body corporate are held by or for the benefit of that Person, and the votes attached to those securities are sufficient, if exercised, to elect the majority of the directors of the body corporate; or

(B)

the body corporate is a publicly traded company and securities of the body corporate to which are attached more than twenty per cent (20%) of the votes that may be cast to elect directors of the body corporate are held by or for the benefit of that Person, unless that Person gives notice to and satisfies the British Columbia Lottery Corporation that the Person does not in fact control the body corporate; or

(ii)

in the case of the British Columbia Lottery Corporation, a partnership or unincorporated organization is controlled by a Person with an ownership interest therein representing more than twenty per cent (20%) of the assets of the partnership or organization or such ownership interest is held, by or for the benefit of that Person;

(iii)	in the case of the Ontario Gaming and Lottery Corporation, a body corporate is controlled by a Person or Persons if:

(A)

such person holds or beneficially owns a sufficient number of the voting rights attached to all outstanding Voting Securities of such body corporate to affect materially the control of such body corporate;

(B)

any combination of persons, acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding, hold or beneficially own in total a sufficient number of the voting rights attached to all outstanding Voting Securities of such body corporate to affect materially the control of such body corporate;

(C)	such Person holds or beneficially owns an ownership interest representing more than 20% of the assets of any partnership, trust or other unincorporated organization; or

(D)

such Person has the direct or indirect power or authority to influence or direct the approval of a decision, the management, actions or policies of the body corporate or to prevent the approval of a decision, the management., actions or policies of the body corporate through any contractual right or other power or interest with or over the body corporate;

In addition, a Person or Persons acting jointly or in concert will be deemed to Control a body corporate if such Person or Persons holds or beneficially owns more than 20% of the Voting Securities of such body corporate.

(c)

“Control Person” means any Person that directly or indirectly controls the Corporation, but excluding any Person whose securities are publicly traded and that is not under the control of any Person or combination of persons, acting jointly or in concert.

(d)	“corporation” includes a body corporate, partnership and unincorporated organization; and

(e)

“Gaming Authorities” means any Governmental Authority with regulatory, licensing or permitting authority or jurisdiction over any business or enterprise or any Gaming Facility (including the British Columbia Gaming Policy and Enforcement Branch, the Alberta Gaming and Liquor Commission, and the Alcohol and Gaming Commission of Ontario or any successor agencies responsible for regulation of gaming on behalf of the Provinces of Alberta, British Columbia or Ontario) owned, managed or operated by the Corporation.

(f)

“Gaming Facility” means any gaming or pari-mutuel wagering establishment including any casino or racino, and other property or assets related, ancillary or complementary thereto, or used in connection therewith, including any hotels, resorts, race tracks for horseracing, horse racing teletheatres, off track wagering sites, bingo facilities, facilities for casino gaming, community gaming centres, card clubs, theatres, parking facilities, recreational vehicle parks, retail shops, restaurants, pubs, golf courses, marinas vessels, barges and ships and other similarly licensed facilities, related or ancillary businesses or recreation and entertainment facilities or any other class of facilities prescribed by any Governmental Authority.

(g)

“Gaming Laws” means all applicable provisions of all: (i) constitutions, treaties, statutes or laws governing Gaming Facilities and rules, regulations, codes and ordinances of Gaming Authorities and all administrative or judicial orders or decrees or other laws pursuant to which any Gaming Authority possesses regulatory, licensing or permitting authority over gambling, gaming or Gaming Facility activities conducted by the Corporation within its jurisdiction; (ii) orders, decisions, determinations, judgments, awards, decrees, approvals, consents and waivers of any Gaming Authority; and (iii) operating or service agreements with any Crown agency, corporation or other body responsible for the conduct and management of gaming on behalf of any Governmental Authority relating to any Gaming Facility, including all amendments thereto.

(h)

“Governmental Authority” means any nation or government, any state, province territory, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

(i)

“ownership interest” means an interest in a corporation under all circumstances or under some circumstances that have occurred and are continuing, and includes a security currently convertible into such an interest and currently exercisable options and rights to acquire such an interest or such a convertible security.

(j)

“Person” includes an individual, corporation, body corporate, firm, partnership, society or other incorporated body, limited liability company, governmental authority, association, union, syndicate, joint venture, trust, trustee, executor, administrator or other legal representative, as the context requires.

(k)	“Significant Interest” means

(i)

in the case of the British Columbia Lottery Corporation, ownership interests (including but not limited to (i) outstanding voting shares and (ii) one or more securities issued by the Corporation if the amount paid up under the security or securities is equal to or greater than 5% of the aggregate paid up capital of the Corporation) in the Corporation which, in the aggregate, are five percent (5%) or more, or such other amount as may be established by the British Columbia Lottery Corporation or the British Columbia Gaming Policy and Enforcement Branch from time to time, of the total ownership interests in the Corporation; and

(ii)

in the case of the Ontario Lottery and Gaming Corporation, shares, units, interests or other securities carrying voting rights under all circumstances, or under some circumstances that have occurred and are continuing, or that may be triggered by the holder thereof, including securities convertible into such shares, units, interests or securities and exercisable options and rights to acquire such shares, units, interests or securities, or to acquire such convertible securities (“Voting Securities”) of the

Corporation or of any Control Person to which are attached, in the aggregate, more than ten percent (10%), or such other amount as may be established by the Ontario Lottery and Gaming Corporation from time to time, of the votes that may ordinarily be cast to elect directors or appoint or dismiss the managing partners or partners or the trustee or trustees of the Corporation or such Control Person, as the case may be.

(l)	“Subject Shareholders” means a Person, a group of Persons acting in concert or a group of Persons who, in the reasonable opinion of the Corporation, are acting in concert.

4.

No Person or Subject Shareholder will hold, beneficially own or control, either directly or indirectly, through any associate or affiliate, through anyone with whom such person is acting jointly or in concert, or by way of any right or entitlement whatsoever in agreement or at law, a Significant Interest, unless the Person or Subject Shareholder first obtains (i) the written consent of the British Columbia Gaming Policy and Enforcement Branch, and then obtains the written consent of the British Columbia Lottery Corporation, and/or, as applicable (ii) the written consent Ontario Lottery and Gaming Corporation; and

5.	A Person or Subject Shareholder who holds, beneficially owns or controls, either directly or indirectly, a Significant Interest will not:

(a)	dispose, in any manner whatsoever, of any portion of such Significant Interest; or

(b)	acquire, in any manner whatsoever, a greater Significant Interest,

if such disposition or acquisition would result in a change of control of the Corporation, unless the Person or Subject Shareholder has first obtained (i) the written consent of the British Columbia Gaming Policy and Enforcement Branch, and then obtains the written consent of the British Columbia Lottery Corporation, and/or, as applicable (ii) the written consent Ontario Lottery and Gaming Corporation, to such disposition or acquisition.

Any consent required under paragraphs 4 and 5 may be subject to conditions expressly specified, designated or approved in writing by the British Columbia Lottery Corporation, British Columbia Gaming Policy and Enforcement Branch or Ontario Lottery and Gaming Corporation, and no Person or Subject Shareholder will hold, beneficially own or control, either directly or indirectly, a Significant Interest except in compliance with such conditions and any such disposition or acquisition will only be effective upon compliance with such conditions.

For the purposes hereof, each Person who is a member of a group of Persons all of whom are associates of each other will each be deemed to beneficially own all ownership interests of the Corporation which are collectively held, beneficially owned or controlled, either directly or indirectly, by the members of such group.

6.

No Person or Subject Shareholder shall acquire or dispose of, directly or indirectly, through any associate or affiliate, through anyone with whom such person is acting jointly or in concert, or by way of any right or entitlement whatsoever in agreement or at law, in one or more transactions, 5% or more, or such other amount as may be established by the Gaming Authorities from time to time, of the ownership interests of voting securities (including but not limited to (i) outstanding voting shares and (ii) one or more securities issued by the Corporation if the amount paid up under the security or securities is equal to or greater than 5% of the aggregate paid up capital of the Corporation) of the Corporation without providing advance written notice to Corporation and receiving the advance approval of the Corporation and the Gaming Authorities.

7.

If the Corporation becomes aware that a Subject Shareholder has failed, or may fail, to comply with the provisions in paragraphs 4, 5 or 6, or if the ownership of shares of the Corporation by a Subject Shareholder is inconsistent with Gaming Laws, the Corporation shall be entitled to take any of the following actions:

(a)	promptly notify the British Columbia Lottery Corporation or Ontario Lottery and Gaming Corporation, as applicable;

(b)	not issue or register the transfer of any ownership interest in the Corporation;

(c)	not distribute any funds that may be payable or become payable to the ownership interest until such contravention is remedied;

(d)	suspend all voting and participation rights attached to such ownership interest in the Corporation (to the extent permitted by applicable law);

(e)	place a stop transfer on any shares or securities of the Corporation legally or beneficially owned or controlled by the Subject Shareholder;

(d)

apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, seeking an injunction to prevent a breach or continuing breach of such provisions or Gaming Laws or for an order directing that the number of shares giving rise to the breach of such provisions or Gaming Laws be sold or otherwise disposed of in a manner that the Court may deem appropriate;

(e)

make application to the British Columbia Securities Commission, its successors or assigns, or such other Governmental Authority having jurisdiction over the affairs of the Corporation, to effect a cease trading order or such similar restriction against the Subject Shareholder until such time as the Subject Shareholder complies with such provisions or Gaming Laws; and

(f)

apply to the Supreme Court of British Columbia, or such other court of competent jurisdiction, for such other relief as may be required to give effect to the share restrictions contained in paragraphs 4, 5 and 6.

8.	The provisions of paragraphs 4, 5 and 6 shall not apply to the ownership, acquisition or disposition of the shares of the Corporation as a result of:

(a)

any transfer of shares of the Corporation occurring by operation of law including, inter alia, the transfer of voting shares of the Corporation to a surviving joint tenant, trustee in bankruptcy or committee of a shareholder;

(b)

an acquisition by one or more underwriters or portfolio managers who hold shares of the Corporation for the purposes of distribution to the public or for the benefit of a third party provided that such third party is in compliance with paragraphs 4, 5 and 6; and

(c)

shares of the Corporation held by a person who provides centralized facilities for the clearing of trades in securities of the Corporation and is acting solely as an intermediary of the payment of funds or the delivery of securities.

9.

If the Corporation becomes aware that a Subject Shareholder has contravened, or may contravene, any of the requirements of paragraphs 4, 5 or 6, the Corporation shall give the Subject Shareholder notice in writing (the “Notice”) setting out:

(a)

the number of shares of the Corporation, if known by the Corporation, that are owned or controlled, either directly or indirectly, by the Subject Shareholder giving rise to the contravention, or reasonably anticipated contravention, of the requirements of paragraphs 4, 5 or 6;

(b)	that the Subject Shareholder is, or may become, in breach of the requirements of paragraphs 4, 5 or 6;

(c)	if the Subject Shareholder is in breach of the requirements of paragraphs 4, 5 or 6, that the Subject Shareholder forthwith rectify the breach; and

(d)

that, upon failure of compliance with the requirements of paragraphs 4, 5 or 6 by the Subject Shareholder, the Corporation may take action as contemplated by paragraphs 7, 10 and 11 without further notice to the Subject Shareholder.

10.

Upon receipt of Notice from the Corporation, the Subject Shareholder shall, within 30 days of the date of the Notice, dispose of or otherwise transfer that number of shares of the Corporation giving rise to the contravention of the requirements of paragraphs 4, 5 or 6, or deposit in escrow with the Corporation, that number of shares of the Corporation giving rise to the contravention of the requirements of paragraphs 4, 5 or 6, to be held by the Corporation until such time as the Subject Shareholder’s ownership of the shares of the Corporation is in compliance with such paragraphs.

11.

If the Corporation is holding shares in escrow for a Subject Shareholder pursuant to paragraph 10 above and the British Columbia Lottery Corporation, the Ontario Lottery and Gaming Corporation or the applicable Gaming Authorities do not consent to the proposed acquisition or disposition of shares by the Subject Shareholder, the Corporation may upon written notice to the Subject Shareholder:

(a)

sell the shares it holds in escrow through the facilities of the Toronto Stock Exchange or such other exchange, market or quotation system upon which the Corporation’s shares may be listed or quoted from time to time (the “Exchange”) and distribute the proceeds of such sales to the Subject Shareholder; or

(b)

repurchase, for cancellation, the shares it holds in escrow at a price equal to the 10-day weighted average trading price of the Corporation’s shares on the Exchange and distribute the proceeds from such sale to the Subject Shareholder.

12.

At the request of the Corporation, a Subject Shareholder owning, or proposing to acquire or hold shares of the Corporation, must deliver forthwith to the Corporation, a certificate of compliance in a form prescribed by the Corporation (a “Certificate of Compliance”) certifying compliance with paragraphs 4, 5 and 6 or certifying that no breach of such paragraphs has or may occur by the acquisition of shares of the Corporation by the Subject Shareholder.

13.

If a Subject Shareholder fails to provide a Certificate of Compliance within the time period prescribed by the Corporation in the Notice, the Corporation may suspend the Subject Shareholder’s share rights as set out in paragraph 7(c) and 7(d).

14.

Delivery of the Certificate of Compliance to the Corporation shall constitute satisfactory evidence of compliance with or breach of paragraphs 4, 5 or 6 and the directors, officers, employees and agents of the Corporation shall be entitled to rely on the Certificate of Compliance and shall be exempt from liability for any action taken or not taken in reliance upon such Certificate of Compliance.

The Corporation shall have no obligation to effect any transaction with respect to the issuance, transfer of shares or otherwise deal with shares of the Subject Shareholder until a Certificate of Compliance is received and the Corporation is reasonably satisfied that no breach of paragraphs 4, 5 and 6 exists or will occur.